Exhibit 10.4

MUTUAL SEPARATION AGREEMENT

This agreement regarding termination of employment, “the Agreement”, is entered into

BETWEEN:

(1)	Autoliv Inc. and its affiliates and subsidiaries, referred to as “the Company”;
(2)	Mike Hague, referred to as “the Employee”; together referred to as “the Parties”.
1-	Background
1.1	The Employee is employed by the Company pursuant to the terms and conditions outlined in the Employee’s employment agreement dated March 21, 2018, “the Employment Agreement.”

1.2

The Company and the Employee have agreed that the employment of the Employee shall cease on the terms set out in this agreement. This agreement will take effect on April 12, 2019 “the Agreement Effective Date”.

The Employee shall be released from all duties linked to the Company on April 12, 2019 “the Release Date”, except for being reasonably available over the phone and email to answer any questions that the Company may have. Apart from what is explicitly stated below, the agreement supersedes all earlier oral and written agreements between the Company, or any associated company, and the Employee, relating to the employment of the Employee. For the purpose of this agreement, “associated company” means a legal entity directly or indirectly controlling or controlled by or under common control with the Company, irrespective of the country of registration of such legal entity.

The provisions of this Separation Agreement, including the avoidance of doubt section 5.6 below, shall not waive or terminate any rights to indemnification the Employee may have under the Company’s Restated Certificate of Incorporation, Re-stated Bylaws or the Indemnification Agreement between the Employee and the Company.

2-	Termination of the Employment
2.1

The Employee’s employment with the Company shall cease on November 30, 2019, “the Termination Date”. Any change to be requested by the Employee to apply an earlier termination date due to new employment is subject to the written approval of the Company.

3-	Compensation
3.1

The Employee shall be entitled to his current base salary (543,160 USD gross per annum), pension replacement allowance (25% of base salary), retirement related 401(k) contribution and other current perquisites until the Termination Date.

3.2

If an early termination is granted according to section 2.1 the Company agrees to pay a lump sum payment equivalent to the base salary for the remaining notice period between the new termination date and November 30, 2019.  This payment will be made no later than one month after the termination date.

3.3	Not later than January 31,2020, the Company shall pay a severance payment in the amount of USD 814,740 gross.
3.4	The Company shall withhold income tax for all the compensation components and in addition thereto pay any statutory social security charges, as applicable.

1(3)

3.5	Not later than one month following the Termination Date, the Company shall pay any vacation pay accrued until the Termination Date.
3.6	In the event that the Executive returns to his home country before the end of 2019, the Company will pay travel and moving cost for the Executive.
3.7

The Employee is responsible for the reporting and payment of any and all income taxes levied on him for all remuneration, allowances and benefits provided by the Company pursuant to this agreement or otherwise, in accordance with the laws of the USA and Germany. Such remuneration, benefits, reimbursements and allowances shall be includible in the taxable income of the assignee in accordance with the laws of the USA and Germany and subject to normal payroll deductions to the extent required by law.

The Company will provide the Employee with assistance to prepare and file the annual tax return for 2019 in USA and Germany.

The Employee’s income will continue to be tax equalized until the Termination Date as defined in the Employment Agreement. A reconciliation of the amount of taxes paid will determine that the Employee and the Company pay the correct amount of taxes respectively and that the assignee has not suffered a higher tax burden from having his employment income taxed in Germany. A third party as appointed by the company (and the cost associated with such determination shall be borne by the company) determines the grounds for the division of the amount of taxes between the parties. The third party will assist the parties with this tax reconciliation. Based on the reconciliation, either party may be required to repay the owed balance to the other party as calculated by the third party.

4-	Undertakings
4.1

The Employee has an obligation of loyalty that follows by an employment relationship. Accordingly, the Employee has a duty to be loyal to the Company until the Termination Date and thus carry out, inter all, the remaining tasks and assignments the Employee is instructed to carry out as well as not being engaged in any business competing with the Company or its associated companies.

4.2

The Employee will continue to be bound by the confidentiality undertaking under section 8 of the Employment Agreement. The Employee is thereby not allowed to in any way disclose sensitive or otherwise confidential information regarding the Company or any of its associated companies to any other company or individual not employed by the company or its associated companies. This confidentiality undertaking is not limited in time and ramifications are as described in the Employment Agreement.

4.3	The Parties agree that the Non-Competition Covenant as described in section 13 of the Employment Agreement will be terminated with immediate effect.
5-	Mutual Non-disparagement.
5.1

Employee agrees that Employee will not make or cause to be made any statements that disparage or damage the reputation of the Company Parties (or any of their officers, directors or employees), including but not limited to making such statements to the media, public interest groups, publishing companies, and/or through internet posting.  Employee also agrees that Employee will not encourage or incite other current or former employees of the Company Parties to disparage or damage the reputation of any of the Company Parties (or any of their officers, directors or employees).

5.2

Company agrees that Employee’s supervisors and any of the officers or directors of Company or its affiliates will not make or cause to be made any statements that disparage or damage the reputation of Employee, including but not limited to making such statements to the media, public interest groups, publishing companies, and/or through internet posting.  Company also agrees that Employee’s supervisors and any of the officers or directors of Company or its affiliates will not encourage or incite other current or former employees of Company or its affiliates to disparage or damage the reputation of Employee.

2(3)

6-	Other Issues and Final Settlement
6.1

The Employee participates in Autoliv, Inc. 1997 Stock Incentive Plan (“Incentive Plan”). The Parties agree that the Employee’s entitlement under the Incentive Plan will be handled in accordance with the rules and regulations prescribed by the Incentive Plan and the associated grant agreements.

6.2

The separation between the Employee and the Company is based on mutual trust and the Parties agree that they shall use their best endeavors to act in a fair and considerate way regarding all issues relating to this separation, including internal and external communication and other practical matters that have to be resolved as consequence of separation. The Parties have further agreed to keep the contents of this agreement confidential other than such disclosures that are required to comply with applicable laws.

6.3	The Company shall provide a positive reference letter on behalf of the Employee. The Employee will have the opportunity to review the reference letter prior to providing to any third party.
6.4

As noted above in paragraph 1.2, the Employee is released from all duties as of April 12, 2019, and shall immediately return the Company all keys, credit cards, documents, laptop computer and all other property the Employee may have in his possession and which belongs to the Company or its associated Companies.  The employee may continue to use the Company car and cell phone until the termination date at which time both shall be returned to the Company.

6.5

The Employee shall resign from all board of director, similar directorship and Managing Director roles in the Company or in any of the associated companies. The Employee acknowledges that he has no claim whatsoever outstanding against either the Company, its associated companies or any of their respective officers, directors and employees in connection with the position as a director. To the extent that any such claim exists or may exist, the Employee irrevocably waive such claim and release the Company, its associated companies and each of their respective officers, directors and employees from any liability whatsoever in respect of such claim.

6.6

Through the signing of this agreement and fulfillment of the provisions herein, all unsettled matters between the Parties shall be deemed to be finally settled and the Employee shall have no claims against the Company or any of its associated companies as regards to salary, vacation pay, incentives, pension contributions, damages or otherwise.

7-	Governing Law and Disputes

This agreement shall be governed by and construed in accordance with the laws of Germany.

This agreement has been duly executed in two original copies, of which each of the Parties has taken a copy.

Stockholm, Sweden

July 1, 2019

On behalf of Autoliv Inc.	The Employee

Sherry Vasa	Mike Hague
EVP Human Resources & Sustainability

3(3)